Exhibit 99.1

Scripps offers lump-sum pension payout

For immediate release
AUG. 24, 2015

CINCINNATI - The E.W. Scripps Company (NYSE: SSP) is offering its eligible former employees with vested, deferred pension plan benefits the option of receiving their benefits either as a lump-sum distribution or an immediate annuity payment.

Approximately 4,300 former Scripps employees are eligible for this offer; former Journal Communications employees are not impacted.

On Aug. 21, 2015, notices were mailed to eligible participants, who have until Oct. 13, 2015, to make an election. The lump-sum payments are expected to be made in November 2015.

Company funds will not be used to make the lump-sum distributions. All distributions will be made from existing pension-plan assets. The company expects the plan’s funded status to remain materially unchanged as a result of this offer. At year-end 2014, the plan’s funded ratio was 80 percent.

After distribution of the lump-sum amounts, the company will record a non-cash pension settlement charge in the fourth quarter of up to $60 million, depending on the rate of acceptance.

About Scripps
The E.W. Scripps Company serves audiences and businesses through a growing portfolio of television, radio and digital media brands. Scripps is one of the nation’s largest independent TV station owners, with 33 television stations in 24 markets and a reach of nearly one in five U.S. households. It also owns 34 radio stations in eight markets. Scripps also runs an expanding collection of local and national digital journalism and information businesses, including podcast industry leader Midroll Media, over-the-top video news service Newsy and weather app developer WeatherSphere. Scripps also produces television shows including The List and The Now, runs an award-winning investigative reporting newsroom in Washington, D.C., and serves as the long-time steward of the nation’s largest, most successful and longest-running educational program, the Scripps National Spelling Bee. Founded in 1878, Scripps has held for decades to the motto, “Give light and the people will find their own way.”

Investor contact:
Carolyn Micheli, The E.W. Scripps Company, 513-977-3732, carolyn.micheli@scripps.com

Media contact:
Valerie Miller, The E.W. Scripps Company, 513-977-3023, valerie.miller@scripps.com